UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 4, 2007

WORKSTREAM INC.
(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1
(Address of Principal Executive Offices) (Zip Code)

(613) 270 0619
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 4, 2007, Workstream Inc. (the “Company”) entered into an Amended and Restated Loan and Security Agreement with Hilco Financial, LLC (“Hilco”) dated as of March 30, 2007 pursuant to which the Company converted its $15,000,000 term loan from Hilco into a revolving credit facility and repaid $10,000,000 principal amount of such loan. Interest on the loan will be due monthly at a rate of prime plus 3.5% per annum. The effective date of the loan is January 1, 2007 and the term will expire at the end of 13 months from such date unless extended for an additional 12 months upon the mutual agreement of the parties. Upon repayment of the loan for any reason, the Company will be required to pay to Hilco an additional payment of 1.25% of the line.

In connection with the loan amendment, the Company is paying a $750,000 restructuring fee ($200,000 of which has been paid and $550,000 of which is payable no later than December 20, 2007), a monthly maintenance fee of $2,500 and an unused monthly line fee of 0.25%. The restructuring fee includes $637,000 of previously accrued interest under the guaranteed rate of return provision under the original agreement. The guaranteed interest provision has been eliminated with this amendment.

A copy of the Amended and Restated Loan and Security Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. The descriptions contained herein are qualified by reference to the document attached hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1
Amended and Restated Loan and Security Agreement dated as of March 30, 2007 among Workstream USA, Inc., Paula Allen Holdings, Inc., the Omni Partners, Inc., 6figurejobs.com, Inc., the Company and Hilco.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: April 9, 2007	By:	Steve Lerch
Name: Steve Lerch Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Amended and Restated Loan and Security Agreement dated as of March 30, 2007 among Workstream USA, Inc., Paula Allen Holdings, Inc., the Omni Partners, Inc., 6figurejobs.com, Inc., the Company and Hilco